Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

AMERICA’S CAR-MART, INC.

(Exact name of registrant as specified in its charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (3)
Fees to be Paid	Equity	Common Stock, par value $0.01 per share	457(o)	–	–	–	–	–
	Equity	Preferred Stock, par value $0.01 per share	457(o)	–	–	–	–	–
	Debt	Debt Securities	457(o)	–	–	–	–	–
	Other	Rights	457(o)	–	–	–	–	–
	Other	Warrants	457(o)	–	–	–	–	–
	Unallocated (Universal) Shelf	–	457(o)	–	–	$400,000,000	0.00011020	$44,080
Fees Previously Paid	–	–	–	–	–	–		–
Carry Forward Securities	–	–	–	–		–
	Total Offering Amounts					$400,000,000		$44,080
	Total Fees Previously Paid							–
	Total Fee Offsets							–
	Net Fee Due							$44,080

(1)	The amount to be registered consists of up to $400,000,000 of an indeterminate amount of each identified class of security as may from time to time be issued at indeterminate prices. The securities registered include unspecified amounts and numbers of securities that may be issued upon conversion of or exchange for securities that provide for conversion or exchange or pursuant to the anti-dilution provisions of any such securities. Separate consideration may or may not be received for securities issuable upon exercise, conversion or exchange of other securities. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the securities being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the registered securities as a result of stock splits, stock dividends, recapitalizations, or similar transactions.
(2)	The proposed maximum offering price per unit of security will be determined by the registrant from time to time in connection with the issuance by the registrant of the securities registered hereunder and has been omitted pursuant to General Instruction 2.A.iii.b. to Item 16 of Form S-3 under the Securities Act.
(3)	Calculated pursuant to Rule 457(o) under the Securities Act based on the proposed maximum aggregate offering price of all securities listed.